Exhibit 10.6

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the date of signing, by and between Victoria Industries Inc., a Nevada corporation (to be renamed as Motor Sport Country Club Holdings, Inc.) (the “Company”), and Claus Wagner, an individual who currently resides at the address set forth in Section 9 below (the “Executive”).

RECITALS

WHEREAS, the Board of Directors of the Company desires to formally engage and to retain the services of Executive pursuant to the terms of this Agreement; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1.           Employment Agreement.  On the terms and conditions set forth in this Agreement, the Company agrees to employ the Executive and the Executive agrees to be employed by the Company for the Employment Period set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.  Capitalized terms used in this Agreement not otherwise defined in this Agreement are defined in Section 19 below.

2.           Effective Date - Term.  The Effective Date shall be the date on which this Agreement is signed by the Company and the Executive.

The initial term of employment under this Agreement shall be for a five-year period commencing on the Effective Date (the “Initial Term”).  The term of employment shall be automatically renewed for an additional consecutive 12-month period (“Extended Terms”), unless and until either party provides written notice to the other party in accordance with Section 9 hereof.  Such Initial Term and all such Extended Terms are collectively referred to herein as the “Employment Period.”  A notice of Non-Renewal given by either party to this Agreement shall not be deemed a termination of the Executive’s employment for purposes of Section 8 of this Agreement.

3.           Position and Duties.  The Executive shall serve as Chief Executive Officer (“CEO”) of the Company during the Employment Period. This Agreement recognizes that The Executive has been named to the Board of Directors.  As the CEO of the Company, the Executive shall render executive, policy and other management services to the Company of the type customarily performed by persons serving as its CEO, in accordance with its Articles of Incorporation and Bylaws. The Executive shall also perform such other duties with the Company and with any Subsidiary as the Board may from time to time reasonably determine and assign to the Executive.  The Executive shall devote the Executive’s reasonable best efforts and substantially full business time to the performance of the Executive’s duties and the advancement of the business and affairs of the Company.  The Executive agrees that during the Employment Period he will not be entitled to additional compensation for serving as a member of the Board of Directors of the Company or any Subsidiary if he is elected to serve thereon.

4.           Place of Performance.  In connection with the Executive’s employment by the Company, the Executive shall be based at the principal offices of the Company in Denver, Colorado, except as otherwise agreed by the Executive and the Company.

5.           Compensation and Benefits - Stock.

Base Salary.  During the Employment Period, the Company shall pay to the Executive an annual base salary (the “Base Salary”) of $225,000.00. Said Base Salary shall be increased to $250,000.00 after the second anniversary of the Effective Date and any increase thereafter shall be at the discretion of the Board.  The Base Salary shall be payable bi-weekly or in such other installments as shall be consistent with the Company’s payroll procedures.

(a) Benefits.  During the Employment Period, the Executive will be entitled to participate in any health and/or benefit plan of the Company (on the same terms as provided to other senior executive operating officers of the Company).  Nothing in this Agreement shall restrict the right of the Company to change insurance carriers and to adopt, amend, terminate or modify employee benefit plans and arrangements at any time and without the consent of the Executive.

(b) Automobile. The Company will provide an automobile for use by the Executive. The Company will be responsible for any capital payments, deposits, maintenance, insurance and any and all other operating costs. The vehicle will display such advertising, decals or other form display of the Company as shall be directed by the Company provided always than any and all such displays shall be in accordance with State safety and other applicable laws and insurer guidelines. The vehicle type will be at the discretion of the Executive provided that the monthly lease payment shall not exceed $3,000 excluding taxes. If the Executive wishes to lease a vehicle with a monthly lease payment in excess of this figure then the full amount of the difference will be deducted from Executives salary.

(c) Mobile Phone/Internet Connection. During the Employment Period, the Executive will be supplied with a cellular phone, whose business-related calls will be paid by the Company, and an Internet connection for home connection to the Company system.

(d) Cash Bonus.  During the Employment Period, the Executive will be entitled to receive cash bonuses based on the annual performance of the Company. That cash bonus will be determined by the Board and drawn from the net profits of the Company. Any other cash Bonus shall be at the discretion of the Board. It is expressly understood that should the Company be acquired, all Bonus awards shall continue and be honored by the Company, and that liability accepted by the successor firm as part of its acquisition agreement.

(e) Stock. During the Employment Period, the Executive will be entitled to receive stock bonuses as to;

(i)	For every member signed over Thirty members, Executive shall receive 5,000 shares of the Common Stock of the Company.

(ii)	If EBITDA of the Company shall exceed the forecasts in the company’s Business Plan, the Executive shall receive an amount equal to 2.5% of such increase in shares of the Common Stock of the Company.

(iii)
If the Market Capitalization of the Company shall increase by greater than Twenty Five Percent in any 12 month period, Executive shall receive an amount equal to 2.5% of such increase in shares of the Common Stock of the Company.

All such stock bonuses shall be calculated as to the average of the closing “volume weighted average price” of the Common Stock of the Company for the five consecutive trading days prior to the award of the stock bonus (“the award date”); provided, however, that such shall be subject to adjustment as set forth below.   If there has been no trading in the Common Stock during the five consecutive trading days prior to the award date, the calculation shall be based on the average of the closing “volume weighted average price” of the common stock for the next immediately preceding five consecutive trading days during which there has been trading in the common stock. Such entitlement shall be in addition to any other stock bonus described herein or awarded by the Board.

(f) Holidays; Vacation.  The Executive shall be entitled to all public holidays observed by the Company and a four (4) week vacation in his first and all subsequent years of service. The Executive shall take vacation at a reasonable time or times.

(g) Key Man Insurance. The Company shall pay for a face value term life insurance policy for “Key Man” insurance as directed by the Board. The Company, together with an Executive Designee shall be the equal beneficiaries.

(h) Death in Harness. Should the Executive die while in the performance of his duties to the Company, whether on Company premises or such other premises required in the performance of his duties herein, or traveling on behalf of the Company then Company will pay to his Wife or other beneficiary as designated from time to time by Executive, a sum equal to five (5) times the Executives previous years compensation including bonus in addition to any benefits derived from the Key Man Insurance referenced in 5 (g) above.

(g)           Withholding Taxes and Other Deductions.  To the extent required by law, the Company shall withhold from any payments due Executive under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy or are otherwise authorized by the Executive.

6.           Expenses.  The Executive is expected and is authorized to incur reasonable expenses in the performance of his duties under this Agreement.  The Company shall reimburse the Executive for all such expenses promptly upon periodic presentation by the Executive of an itemized account, including reasonable substantiation, of such expenses.

7.           Confidentiality, Non-Disclosure and Non-Competition Agreement.  The Company and the Executive shall enter into a Confidentiality, Non-Disclosure and Non-Competition Agreement (the “Related Agreement”), in the form of Exhibit B to this Agreement.

8.           Termination of Employment.

(a)           Permitted Terminations.  The Executive’s employment hereunder may be terminated during the Employment Period by the Company under the following circumstances:

(i)           Death.  The Executive’s employment shall terminate upon the Executive’s death;

(ii)           By the Company.  The Company may terminate the Executive’s employment:

(A)           If the Executive shall have been substantially unable to perform the Executive’s duties due to physical or mental disability or incapacity for a period of three (3) successive months. For the purposes of the preceding sentence, a physician mutually acceptable to the Company and Executive shall determine “physical or mental disability or incapacity”.

; Or
(B)           For Cause;

(iii)           By the Executive.  The Executive may terminate his employment for Reasonable Cause, as defined in Section 19(k) herein.

(A)	The Executive may terminate his employment for any reason whatsoever on providing the Company Twelve Months notice in writing.

(b) Termination.  Any termination of the Executive’s employment by the Company or the Executive (other than because of the Executive’s death) shall be communicated by written Notice of Termination to the other party hereto in accordance with Section 10 hereof.  For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon, if any, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated.  Termination of the Executive’s employment shall take effect on the Date of Termination.

9.           Notices.  All notices, demands, requests, or other communications which may be or are required to be given, served, or sent by any party to any other party pursuant to this Agreement shall be in writing and shall be hand delivered, sent by overnight courier or mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, or transmitted by telegram, telecopy or telex, addressed as follows:

(i)           If to the Company:

 (ii)           If to the Executive:

Each party may designate by notice in writing a new address to which any notice, demand, request or communication may thereafter be so given, served or sent.  Each notice, demand, request, or communication which shall be hand delivered, sent, mailed, telecopied or telexed in the manner described above, or which shall be delivered to a telegraph company, shall be deemed sufficiently given, served, sent, received or delivered for all purposes at such time as it is delivered to the addressee (with the return receipt, the delivery receipt, or (with respect to a telecopy or telex) the answerback being deemed conclusive, but not exclusive, evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

10.           Severability.  The invalidity or unenforceability of any one or more provisions of this Agreement shall not affect the validity or enforceability of the other provisions of this Agreement, which shall remain in full force and effect.

11.           Survival.  It is the express intention and agreement of the parties hereto that the provisions of Sections 8, 9, 10, 12, 16 and 19 hereof and this Section 11 shall survive the termination of employment of the Executive.  In addition, all obligations of the Company to make payments hereunder shall survive any termination of this Agreement on the terms and conditions set forth herein.

12.           Assignment.  The rights and obligations of the parties to this Agreement shall not be assignable or delegable, except that (i) in the event of the Executive’s death, the personal representative or legatees or distributees of the Executive’s estate, as the case may be, shall have the right to receive any amount owing and unpaid to the Executive hereunder and (ii) the rights and obligations of the Company hereunder shall be assignable and delegable in connection with any subsequent merger, consolidation, sale of all or substantially all of the assets or stock of the Company or similar transaction involving the Company or a successor corporation.

13.           Binding Effect.  Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assigns.

14. Amendments; Waiver.  This Agreement shall not be amended, altered or modified except by an instrument in writing duly executed by the parties hereto.  Neither the waiver by either of the parties hereto of a breach of or a default under any of the provisions of this Agreement, nor the failure of either of the parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

15.           Headings.  Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purpose, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof.

16.           Governing Law.  This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and construed in accordance with the laws of the United Arab Emirates (but not including any choice of law rule thereof that would cause the laws of another jurisdiction to apply).

17.           Entire Agreement. This Agreement constitutes the entire agreement between the parties respecting the employment of the Executive, there being no representations, warranties or commitments except as set forth herein.

18.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

19.           Definitions.

(a)	“Agreement” means this Employment Agreement.

(b)           “Base Salary” is defined in Section 5(a) above.

(c)           “Board” means the Board of Directors of the Company.

(d)           “Cause” means

(i)           the conviction of a felony or a crime involving moral turpitude (excluding a traffic violation not involving any period of incarceration) or the willful commission of any other act or omission involving dishonesty or fraud with respect to, and materially adversely affecting the business affairs of, the Company or any of its Subsidiaries or any of their customers or suppliers;

(ii)           conduct tending to bring the Company or any of its Subsidiaries into substantial public disgrace or disrepute that causes substantial and material injury to the business and operations of the Company or such Subsidiary;

(iii)           substantial and repeated failure to perform duties of the office held by the Executive as reasonably directed by the Board (other than any such failure resulting from the Executive’s incapacity due to injury or illness), and such failure is not cured within 30 days after the Executive receives written notice thereof from the Board that specifically identifies the manner in which the Company believes the Executive has not substantially performed his duties;

(iv)           gross negligence or willful misconduct with respect to the Company or any of its Subsidiaries that causes substantial and material injury to the business and operations of the Company or such Subsidiary;

(v)           any material breach of the Related Agreement.

For purposes of this definition, no act or failure to act, on the part of the Executive, shall be considered “willful” unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive’s action or omission was in the best interests of the Company; and any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.

(e)           “Code” means the Internal Revenue Code of 1986, as amended.

(f)           “Company” means Motor Sports Country Club Holdings and its successors and assigns.

(g)           “Date of Termination” means

(i)           if the Executive’s employment is terminated by the Executive’s death, the date of the Executive’s death;

(ii)           if the Executive’s employment is terminated because of the Executive’s disability pursuant to Section 8(a)(ii)(A) hereof, 30 days after Notice of Termination, provided that the Executive shall not have returned to the performance of the Executive’s duties on a full-time basis during such 30-day period;

(iii)           if the Executive’s employment is terminated by the Company for Cause pursuant to Section 8(a)(ii)(B) hereof or by the Executive pursuant to Section 8(a)(iii) hereof, the date specified in the Notice of Termination; or

(h)           “Effective Date” means the date as described in 2. Of this Agreement.

(i)           “Employment Period” is defined in Section 2 above.

(j)           “Executive” means Claus Wagner.

(k)	“Reasonable Cause” means

(i)           the Company’s failure to perform or observe any of the material terms or provisions of this Agreement, and the continued failure of the Company to cure such default within 30 days after written demand for performance has been given to the Company by the Executive, which demand shall describe specifically the nature of such alleged failure to perform or observe such material terms or provisions;

(ii)           a material reduction in the scope of the Executive’s title or duties without his written consent;

(iii)           any requirement by the Company without the written consent of the Executive that the Executive relocate his primary residence to a place more than 50 miles from Evergreen Colorado to perform his duties hereunder.

(l)           “Initial Term” is defined in Section 2 above.

(m)           “Non-Renewal” is defined in Section 2 above.

(n)           “Notice of Termination” is defined in Section 8(b) above.

(o)           “Related Agreement” is defined in Section 7 above.

(p)           “Subsidiary” means any corporation of which the Company owns securities having a majority of the ordinary voting power in electing the board of directors directly or through one or more subsidiaries and any partnership, Limited Liability Company or other entity in which the Company or any subsidiary owns a controlling interest.

20.           Severance Rights. At any time after the Executive has been employed by the Company for at least ninety (90) days from the Effective Date under this Agreement, in the event that the Executive terminates this Agreement for Reasonable Cause as defined in Paragraphs (k)(ii), (k)(iii), and (k)(iv) of Section 19 herein, or Company decides to terminate Executive, the Executive shall be entitled to receive the following:

As severance pay, if Termination occurs (i) within one (1) year of the Effective Date, an amount equal to twelve (12) month's Base Salary, as defined in Section 5 herein, at the annual rate then in effect as of the Date of Termination; (ii) after one year from the Effective Date, an amount equal to twenty four (24) month’s Base Salary, as defined in Section 5 herein, which would have been payable to Executive hereunder (in the absence of the termination of this Agreement by Executive). It is expressly understood that should the Company request, and the Executive agree to voluntarily step down from his position in favor of another individual, or should the Company be acquired, all Severance and Bonus awards shall continue and be honored by the Company, and that liability accepted by the successor firm as part of its acquisition agreement.

In the event of Termination by the Company of this Agreement under Section 8 (a) herein, the Executive shall not be entitled to any severance.

21.           Indemnification of Company. The Company hereby indemnifies and agrees to hold the Executive harmless from and against any and all damage, loss, liability, claim, cost, expense, action and causes of action (including without limitation, reasonable attorney’s fees and disbursements) incurred by or asserted against the Executive, arising from or in connection with any claims, liabilities, causes of action incurred or arising prior to the Effective Date of this Agreement, including without limitation, any liabilities of Executive as a responsible person for payroll taxes owed by the Company for payroll tax liabilities incurred prior to the Effective Date of this Agreement. The Company would also allow the Executive to engineer a repayment plan on all payroll tax issues, so as insure a settlement beneficial to the Company.

IN WITNESS WHEREOF, the undersigned have duly executed and delivered this Agreement, or have caused this Agreement to be duly executed and delivered on their behalf, as of the Effective Date.

Date: May 17, 2010	By:	/s/
Name: Robert Newson
Title: President

THE EXECUTIVE:

Date: May 17, 2010	By:	/s/
Claus Wagner